Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. – 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS

FOR FOURTH QUARTER AND FISCAL YEAR 2006

– Cash Dividend Announced –

FOREST CITY, IOWA, October 12, 2006 – Winnebago Industries, Inc. (NYSE:WGO), the leading United States motor home manufacturer, today reported financial results for the Company’s fourth quarter and fiscal year 2006 ended August 26, 2006.

Net income for the fourth quarter was $9.3 million, compared to net income of $15.4 million for the fourth quarter of fiscal 2005. On a diluted per share basis, the Company earned 30 cents a share for the fourth quarter of fiscal 2006, compared to 46 cents per diluted share for the fourth quarter last year. Included as an increase to net income in the fourth quarter was $924,000, or 3 cents per diluted share, due to a liquidation of last-in, first-out (LIFO) inventory values as a result of a significant reduction of inventory levels during 2006. Conversely, product liability expense increased in the fourth quarter of 2006 as a result of increased claims payment experience and the number of claims filed, which resulted in a decrease in net income of $1.2 million, or 4 cents per diluted share. Lastly, included as a reduction to net income in the fourth quarter of fiscal 2006 was $717,000, or 2 cents per diluted share, of stock option expense due to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment beginning August 28, 2005, which was not effective in the fourth quarter of last year.

Revenues for the fourth quarter ended August 26, 2006 were $205.4 million, a decrease of 11.3 percent, compared to revenues of $231.5 million for the fourth quarter last year.

Net income for fiscal 2006 was $44.7 million, compared to $65.1 million for fiscal 2005. On a diluted per share basis, the Company earned $1.37 a share, compared to $1.92 a share for fiscal 2005. Included as a reduction to net income for fiscal 2006 was $3.8 million, or 12 cents per diluted share, of stock option expense.

Revenues for fiscal 2006 were $864.4 million, a decrease of 12.9 percent compared to $992.0 million for the previous fiscal year.

“We were encouraged with our financial performance during fiscal 2006, particularly in light of such challenging market conditions,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “While negative economic factors, including rising interest rates, record fuel prices and declining consumer confidence created a very difficult market for the motor home industry, we remained solidly profitable.”

“The innovative, fuel-efficient Winnebago View and Itasca Navion Class C diesel motor homes have continued to sell extremely well in the marketplace,” continued Hertzke. “As a result, the View and Navion have helped us achieve a significant increase in our Class C market share, capturing 25.1 percent of the Class C retail market for the first eight months of calendar 2006, compared to 19.3 percent for the same period a year ago, according to Statistical Surveys, Inc., an independent retail reporting service.”

“Fourth quarter and fiscal 2006 results for Winnebago Industries were impacted by a significant shift in mix to lower priced products, primarily Class C motor homes,” said Winnebago Industries’ President Ed Barker. “Contributing to the shift in mix during the fourth quarter was the introduction of the value-priced 2007 Winnebago Access and Itasca Impulse Class C motor homes. We also achieved a record level of operating cash flow of $113.3 million during fiscal 2006 as a result of aggressive management of our inventory and receivable levels.”

During the Company’s fourth quarter ended August 26, 2006, Winnebago Industries repurchased 219,000 shares of common stock for approximately $6.2 million. During fiscal 2006, the Company repurchased 1,977,000 shares of common stock for an aggregate price of $57.8 million. As of August 26, 2006, the Company had $22.2 million remaining on the current share repurchase authorization.

“The recent decline in fuel prices and the pause in interest rate hikes by the Federal Reserve suggests more positive economic conditions going forward,” said Hertzke. “We do not currently, however, see an immediate change in motor home buying patterns, and anticipate continued softness throughout our first and second fiscal quarters.”

In a meeting held yesterday, Winnebago Industries’ Board of Directors declared a quarterly cash dividend of ten cents a share, payable on January 8, 2007 to shareholders of record as of December 8, 2006.

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, October 12, 2006. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html, or from www.vcall.com. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is the leading U.S. manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to the effect of global tensions, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarter Ended		Fiscal Year Ended
	8/26/2006	8/27/2005	8/26/2006	8/27/2005
Net revenues	$205,411	$231,461	$864,403	$991,975
Cost of goods sold	180,070	199,002	759,502	854,997

Gross profit	25,341	32,459	104,901	136,978

Operating expenses
Selling	5,905	6,516	19,619	19,936
General and administrative	6,691	2,895	22,184	18,787

Total operating expenses	12,596	9,411	41,803	38,723

Operating income	12,745	23,048	63,098	98,255
Financial income	1,443	741	5,097	2,635

Income before income taxes	14,188	23,789	68,195	100,890
Provision for taxes	4,871	8,411	23,451	35,817

Net income	$9,317	$15,378	$44,744	$65,073

Income per common share:
Basic	$0.30	$0.47	$1.39	$1.95
Diluted	$0.30	$0.46	$1.37	$1.92

Weighted average common
shares outstanding:
Basic	31,126	32,946	32,265	33,382
Diluted	31,407	33,342	32,550	33,812

Winnebago Industries, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In thousands)

	Aug. 26, 2006	Aug. 27, 2005
ASSETS
Current assets:
Cash and cash equivalents	$24,934	$19,484
Short-term investments	129,950	93,100
Receivables, net	20,859	40,910
Inventories	77,081	120,655
Prepaid and other	14,336	13,943

Total current assets	267,160	288,092

Property and equipment, net	56,907	63,853
Deferred income taxes	25,002	24,997
Investment in life insurance	20,814	22,066
Other assets	14,832	13,952

Total assets	$384,715	$412,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,923	$34,660
Income taxes payable	7,876	4,458
Accrued expenses	44,323	51,505

Total current liabilities	80,122	90,623

Postretirement health care and deferred
compensation benefits, net of current portion	86,271	86,450
Stockholders’ equity	218,322	235,887

Total liabilities and stockholders' equity	$384,715	$412,960

Certain prior year information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Condensed Statement of Cash Flows
(Dollars in thousands)

	Fiscal Year Ended
	Aug. 26, 2006	Aug. 27, 2005
Operating activities:
Net income	$44,744	$65,073
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	10,635	9,999
Stock-based compensation	4,894	143
Post retirement benefit income and deferred
compensation expense	1,319	1,181
Deferred income taxes	538	3,424
Provision for doubtful accounts	161	119
Loss on disposal of property	156	80
Other	73	433
Increase in cash surrender value of life insurance policies	(976)	(999)
Excess tax benefit of stock options	(501)	—
Change in assets and liabilities:
Inventories	43,574	10,078
Receivables and prepaid assets	18,954	5,576
Income taxes payable	3,955	1,301
Accounts payable and accrued expenses	(13,300)	(16,776)
Postretirement and deferred compensation benefits	(971)	(868)

Net cash provided by operating activities	113,255	78,764

Investing activities:
Purchases of short-term investments	(214,825)	(255,023)
Proceeds from the sale or maturity of short-term investments	177,975	213,023
Proceeds from the sale of property	594	154
Other	374	(430)
Purchases of property and equipment	(4,830)	(9,653)

Net cash used in investing activities	(40,712)	(51,929)

Financing activities:
Payments for purchase of common stock	(57,802)	(26,796)
Payments of cash dividends	(11,670)	(9,400)
Proceeds from issuance of treasury stock	1,878	4,400
Excess tax benefit of stock options	501	—

Net cash used in financing activities	(67,093)	(31,796)

Net increase (decrease) in cash and cash equivalents	5,450	(4,961)

Cash and cash equivalents at beginning of year	19,484	24,445

Cash and cash equivalents at end of year	$24,934	$19,484

Certain prior year information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended		Fiscal Year Ended
	8/26/2006	8/27/2005	8/26/2006	8/27/2005
Motor home unit deliveries
Class A Gas	620	1,026	2,961	4,527
Class A Diesel	260	440	1,494	2,147

Total Class A	880	1,466	4,455	6,674
Class C	1,635	1,085	5,388	3,963

Total deliveries	2,515	2,551	9,843	10,637

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)

	As of
	8/26/2006	8/27/2005
Sales order backlog
Class A Gas	530	637
Class A Diesel	270	336

Total Class A	800	973
Class C	896	1,086

Total backlog*	1,696	2,059

Total approximate revenue dollars (in thousands)	$142,000	$170,000

Dealer inventory	4,733	4,794

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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